EXHIBIT 99.1


Contacts:

Investors and Analysts                                            News Media
Susan B. Railey           George Sard/Judy Brennan/Jamie Tully    James Pastore
CRIIMI MAE Inc.           Citigate Sard Verbinnen                 Pastore
(301) 468-3120            (212) 687-8080                          Communications
                                                                  (202) 546-6451
shareholder@criimimaeinc.com                               Pastore@ix.netcom.com


                    CRIIMI MAE CLOSES RECAPITALIZATION THAT INCREASES
                       FINANCIAL FLEXIBILITY TO FUEL RENEWED GROWTH

Brascan Unit To Purchase $13.9 Million Of Common Equity At $11.50 Per Share
And $30 Million of Subordinated Debt; Bear Stearns To Provide $300 Million in Secured Financing

     Company Will Retire Remaining Restrictive Debt From 2001 Reorganization

     Barry Blattman Elected Chairman and CEO, Two New Outside Directors Named

     Special Committee Recommends Brascan Transaction As Superior

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Rockville, MD, January 15, 2003 - CRIIMI MAE Inc. (NYSE: CMM) today announced that on January 14, 2003 it closed in escrow a comprehensive recapitalization that will increase the Company's financial flexibility and provide the foundation for renewed growth. The recapitalization includes the investment of a total of approximately $44 million in common equity and subordinated debt by Brascan Real Estate Finance Fund (BREF), a private asset management vehicle established by Brascan Corporation (NYSE:BNN, TSX:BNN.A) and Mr. Barry S. Blattman, and a $300 million secured financing by a unit of Bear, Stearns & Co., Inc. (Bear Stearns) (NYSE: BSC). The transaction closed in escrow reflects improved terms over the previously announced recapitalization transaction with BREF and Bear Stearns.

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The proceeds of approximately $344 million, together with available cash and liquid assets, will be used to retire CRIIMI MAE's remaining $373 million in recourse debt incurred in connection with its emergence from Chapter 11 in April, 2001.

Terms of the Recapitalization
Under the terms of the recapitalization, BREF will purchase 1,212,617 newly issued CRIIMI MAE common shares at $11.50 per share, an investment of $13.9 million, representing 8% of the Company's outstanding common stock. This represents improved terms relative to the original agreement announced on November 14, 2002 and a 15% premium over yesterday's closing per share price. BREF will also receive seven-year warrants to purchase up to 336,835 additional common shares at $11.50 per share.

In addition, BREF will purchase $30 million of newly issued subordinated debt and, at CRIIMI MAE's option, has committed to purchase up to an additional $10 million of subordinated debt over the next three years. This $30 million of subordinated debt matures in three years, bears interest at the rate of 15% per year and is secured by a lien on the equity of two of CRIIMI MAE's subsidiaries. The Company will have the option to defer a portion of the interest on the subordinated debt during its term. The Company will pay BREF a quarterly maintenance fee of $434,000 in connection with arranging the transaction.

Bear Stearns will provide CRIIMI MAE with $300 million in secured financing in the form of a repurchase transaction, providing the Company with more favorable financing terms with a lower interest rate and an extended amortization schedule compared to the Company's existing current recourse debt. This secured financing matures in three years, bears an interest rate equal to one-month LIBOR plus 3%, requires quarterly principal payments of $1.25 million and is secured by a first lien, directly or indirectly, on substantially all of the Company's Subordinated CMBS collateral. The interest rate and principal payments related to the secured financing will increase if a collateralized debt obligation transaction is not successfully completed within a specified period of time. Both the interest rate and the amortization schedule have been improved over the terms previously presented by Bear Stearns.

The Company closed the transaction in escrow to give the five-business day notice required under the terms of CRIIMI MAE's existing secured recourse debt. Escrow proceeds will be

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released and the transaction will become final next week upon the repayment of that debt and the release of the collateral securing that debt.

Management Appointments and Changes
Barry S. Blattman, Managing Partner of BREF, will be named Chairman of the Board and Chief Executive Officer of CRIIMI MAE, effective when the transaction comes out of escrow. He brings with him an impressive track record of more than a decade in senior positions at Merrill Lynch, Salomon Brothers, and Daiwa Securities within commercial real estate finance.

William B. Dockser, presently Chairman and CEO, will resign these positions upon escrow termination, but will remain a Director. H. William Willoughby, President and a Director, will resign both positions. Donald C. Wood, an outside Director, will resign to focus on his duties as President and CEO of Federal Realty Investment Trust.

In addition to Mr. Blattman, CRIIMI MAE will name Mark R. Jarrell and Joshua B. Gillon to the Board, bringing the total number of directors to nine, with one open position. Mr. Jarrell is Senior Vice President and head of the Debt Group at The Community Development Trust, Inc., a New York real estate investment trust focused on financing affordable housing and community development. Mr. Gillon is Executive Vice President and General Counsel of Traffix, Inc. (NASDAQ:
TRFX), a leading on-line direct marketing and database management company. CRIIMI MAE has agreed to nominate two directors mutually acceptable to BREF and the Company for election at the 2003 Annual Meeting.

William Dockser said, "Brascan's enhanced offer underscores the confidence they have in the future of CRIIMI MAE. With this recapitalization, CRIIMI MAE will once again be positioned for growth in the commercial mortgage-backed securities
(CMBS) market. The Company's new debt structure will enable it to retire restrictive, high-cost financing and free up its net cash flow, and provide the flexibility needed to increase shareholder value. At the same time, CRIIMI MAE will continue to have use of approximately $351 million in tax-loss carryforwards."

"In addition, the affiliation with Brascan, institutionally recognized as a leader in the real estate market, provides CRIIMI MAE with significant competitive advantages, including the ability to enter into joint venture partnerships to pursue opportunities which otherwise might be out of

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reach, the ability to reduce costs significantly through economies of scale and access to the capital markets and financing. The Company will also benefit from the leadership of Barry Blattman and the addition of new Board members."

Support of the Board of Directors
Today's announcement represents the culmination of a thorough six-month process of evaluation by a Special Committee of the Board of Directors of the strategic alternatives to create value for the Company's shareholders. It included soliciting and reviewing multiple financial proposals with the assistance of CRIIMI MAE's financial and legal advisors and negotiations with ORIX Capital Markets, LLC (ORIX), the holder of substantially all of the Company's existing secured recourse debt.

Robert E. Woods, Chairman of the Special Committee of the Board of Directors, said: "Based on the advice and recommendations of our investment advisor, the Special Committee unanimously recommended to the Board of Directors acceptance of BREF's improved offer of recapitalization as economically superior to ORIX's acquisition proposal. The BREF transactions allow CRIIMI MAE to eliminate restrictive financing, inject new equity into the Company at a premium to the current market price, gain strong leadership, and position the Company to unlock shareholder value." Mr. Woods observed that, "completion of the recapitalization does not preclude third party proposals being made in the future, which the Board would of course carefully consider."

Barry Blattman concluded, " BREF is proud to have helped CRIIMI MAE re-enter the CMBS market today. CRIIMI MAE looks forward to maximizing the value of the existing asset base, developing a new CMBS acquisition strategy, utilizing its approximately $351 million NOL, and assuring that the Company has the best possible team to succeed and grow. CRIIMI MAE is more than an investment portfolio -- it's a platform for growth. BREF looks forward to a relationship that is rewarding to all shareholders."

                                       # # #


CRIIMI MAE Inc. is a commercial mortgage company based in Rockville, Md. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for $17.4 billion of commercial mortgage loans. During the late 1990s, CRIIMI MAE was the largest buyer of subordinated commercial mortgage-backed securities ("CMBS"). It also originated commercial real estate mortgages, pooled and securitized commercial mortgages
and  executed  three  of  the  commercial   real  estate   industry's   earliest
resecuritization transactions.

The Brascan Real Estate Finance Fund (BREF) is a private asset management vehicle established by Brascan Corporation and a New York-based management team led by Barry Blattman to acquire high yield real estate investments. Brascan Corporation (NYSE:BNN, TSX:BNN.A) is a North American based company which owns and manages assets which generate sustainable cash flows. Current operations are largely in the real estate, power generation and financial sectors. Total assets exceed $23 billion and include 55 premier commercial properties and 38 power generating facilities. In addition, Brascan holds investments in the resource sector. Brascan's publicly traded securities are listed on the New York and Toronto stock exchanges.

The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. With approximately $29.6 billion in total capital, the company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales, trading and research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services.

Forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the transactions and management and director changes contemplated by the BREF Investment Agreement and the Bear Stearns repurchase agreement will be effected; whether the BREF and Bear Sterns contemplated transactions and management and director changes will result in growth or other benefits to the Company or its shareholders; whether the Company will be allowed to continue to utilize its net operating losses if the transactions are completed; the trends in the commercial real estate and CMBS markets; competitive pressures; the ability to access capital; the effect of future losses on the Company's need for liquidity; general economic conditions, restrictive covenants and other restrictions under existing and any future operative documents evidencing the Company's outstanding secured borrowings (including any repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.